EXHIBIT 99

MBT Financial Corp. Announces First Quarter 2017 Earnings and Dividend

MONROE, Mich., April 27, 2017 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $3,180,000 ($0.14 per share, basic and diluted), in the first quarter of 2017, compared to a profit of $2,997,000 ($0.13 per share, basic and diluted), in the first quarter of 2016. This represents a 6.1% increase in net income compared to last year.

The Company also announced that it will pay a quarterly dividend of $0.05 on May 18, 2017 to shareholders of record as of May 11, 2017. This is an increase of $0.02, or 66.7% compared to the dividend paid in the same quarter last year.

The core earnings components of Net Interest Income, Non Interest Income excluding securities gains, and Non Interest Expense each improved compared to the first quarter of 2016. The net interest margin increased from 3.09% to 3.21% and the average amount of interest earning assets increased $2.2 million. Even though the quarter was one day shorter this year, the net interest income increased $305,000, or 3.3% in the first quarter of 2017 compared to the first quarter of 2016.

The provision for loan losses increased $100,000 compared to last year from a negative expense of $300,000 in the first quarter of 2016 to a negative expense of $200,000 recorded this quarter. Recoveries exceeded charge offs, classified assets decreased, and historical loss ratios improved, but the amount that the Allowance for Loan Losses could be reduced was impacted by the loan growth. Total Loans increased $10.5 million during the first quarter, and the Allowance for Loan and Lease Losses was reduced from $8.5 million, or 1.30% of loans at the end of 2016 to $8.3 million, or 1.26% as of the end of the first quarter of 2017.

Non-interest income, excluding gains and losses on securities transactions increased slightly from $3,794,000 to $3,810,000 in the first quarter of 2017 compared to the first quarter of 2016. Securities gains and losses decreased $310,000 and total non-interest income decreased $294,000 or 7.1%.

Total non-interest expenses decreased $421,000, or 4.4% in the first quarter of 2017 compared to the first quarter of 2016. Salaries and benefits decreased $184,000 or 3.3%, professional fees decreased $63,000, the FDIC deposit insurance assessment decreased $62,000 and all other non-interest expenses decreased $112,000.

Total assets of the company decreased $10.7 million, or 0.8% compared to December 31, 2016. Capital decreased $11.6 million during the quarter as the payment of the special and regular dividends exceeded the net income and the increase in the Accumulated Other Comprehensive Loss (AOCL) component of capital. The ratio of equity to assets decreased from 10.40% at the end of 2016 to 9.62% at the end of the first quarter of 2017. The Bank’s Tier 1 Leverage ratio decreased from 10.75% as of December 31, 2016 to 9.65% as of March 31, 2017.

H. Douglas Chaffin, President and CEO, commented, “We are off to a good start in 2017, with the loan growth, the improvement in the net interest margin, the reduction in classified assets, and the reduction in non-interest expenses. We plan to continue our focus on each of these items in 2017, as well as improving our non-interest income. Today’s dividend declaration represents a conservative 36% payout of our profits for the quarter, reflecting our efforts to actively manage our capital while we look for the right opportunities to grow throughout our existing branch network and strategic acquisitions.  We remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve, despite challenges in our current environment.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the First Quarter 2017 results on Friday, April 28, 2017, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10104449. The replay will be available until May 28, 2017 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute between 8,000 to 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Lenawee, and Wayne Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly
	2017	2016	2016	2016	2016
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$9,595	$9,574	$9,515	$9,244	$9,290
FTE Net interest income	$9,749	$9,731	$9,671	$9,393	$9,438
Provision for loan and lease losses	$(200)	$(1,000)	$(700)	$(200)	$(300)
Non interest income	$3,820	$3,805	$4,039	$5,555	$4,114
Non interest expense	$9,062	$9,269	$8,974	$8,872	$9,483
Net income	$3,180	$3,578	$3,687	$4,239	$2,997
Basic earnings per share	$0.14	$0.16	$0.16	$0.19	$0.13
Diluted earnings per share	$0.14	$0.16	$0.16	$0.18	$0.13
Average shares outstanding	22,821,273	22,738,718	22,733,134	22,884,350	22,854,556
Average diluted shares outstanding	22,961,425	22,905,786	22,915,278	23,049,718	23,014,957

PERFORMANCE RATIOS
Return on average assets	0.97%	1.07%	1.10%	1.28%	0.91%
Return on average common equity	9.83%	9.57%	9.98%	11.87%	8.57%

Base Margin	3.16%	3.07%	3.07%	3.03%	3.04%
FTE Adjustment	0.05%	0.05%	0.05%	0.05%	0.05%
Loan Fees	0.00%	0.02%	-0.01%	0.02%	0.00%
FTE Net Interest Margin	3.21%	3.14%	3.11%	3.10%	3.09%

Efficiency ratio	66.43%	68.18%	65.59%	67.83%	69.75%
Full-time equivalent employees	287	277	281	288	288

CAPITAL
Average equity to average assets	9.87%	11.21%	11.05%	10.80%	10.65%
Book value per share	$5.67	$6.20	$6.49	$6.41	$6.22
Cash dividend per share	$0.75	$0.04	$0.04	$0.03	$0.53

ASSET QUALITY
Loan Charge-Offs	$112	$522	$114	$618	$209
Loan Recoveries	$188	$575	$316	$184	$150
Net Charge-Offs	$(76)	$(53)	$(202)	$434	$59

Allowance for loan and lease losses	$8,334	$8,458	$9,405	$9,903	$10,537

Nonaccrual Loans	$5,001	$4,656	$6,545	$7,522	$8,079
Loans 90 days past due	$9	$10	$32	$41	$17
Restructured loans	$10,318	$14,161	$15,923	$16,701	$17,828
Total non performing loans	$15,328	$18,827	$22,500	$24,264	$25,924
Other real estate owned & other assets	$1,400	$1,634	$1,696	$1,818	$1,608
Total non performing assets	$16,728	$20,461	$24,196	$26,082	$27,532

Classified Loans	$14,030	$14,971	$20,151	$24,365	$26,768
Other real estate owned & other assets	$1,400	$1,634	$1,696	$1,818	$1,608
Total classified assets	$15,430	$16,605	$21,847	$26,183	$28,376

Net loan charge-offs to average loans	-0.05%	-0.03%	-0.12%	0.28%	0.04%
Allowance for loan losses to total loans	1.26%	1.30%	1.43%	1.55%	1.70%
Non performing loans to gross loans	2.31%	2.88%	3.43%	3.80%	4.19%
Non performing assets to total assets	1.24%	1.51%	1.80%	1.97%	2.06%
Classified assets to total capital	11.16%	10.95%	14.61%	17.70%	19.65%
Allowance to non performing loans	54.37%	44.92%	41.80%	40.81%	40.65%

END OF PERIOD BALANCES
Loans and leases	$663,449	$652,948	$656,445	$639,199	$618,613
Total earning assets	$1,232,350	$1,239,439	$1,232,863	$1,214,557	$1,227,990
Total assets	$1,346,554	$1,357,283	$1,343,026	$1,323,415	$1,334,131
Deposits	$1,203,072	$1,199,717	$1,180,461	$1,163,418	$1,162,733
Interest Bearing Liabilities	$918,126	$920,716	$894,697	$893,027	$918,593
Shareholders' equity	$129,553	$141,114	$147,662	$145,623	$142,424
Tier 1 Capital (Bank)	$129,935	$143,123	$140,131	$138,059	$133,870
Total Shares Outstanding	22,860,794	22,777,882	22,736,116	22,728,558	22,902,198

AVERAGE BALANCES
Loans and leases	$656,550	$654,077	$652,163	$625,435	$620,010
Total earning assets	$1,229,947	$1,230,134	$1,234,255	$1,218,569	$1,227,703
Total assets	$1,329,128	$1,326,623	$1,329,284	$1,329,935	$1,320,975
Deposits	$1,194,296	$1,174,024	$1,178,941	$1,173,998	$1,164,320
Interest Bearing Liabilities	$917,125	$891,510	$905,082	$920,340	$926,618
Shareholders' equity	$131,171	$148,765	$146,926	$143,685	$140,684

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2017	2016

Interest Income
Interest and fees on loans	$7,364	$7,035
Interest on investment securities-
Tax-exempt	310	305
Taxable	2,268	2,526
Interest on balances due from banks	109	117
Total interest income	10,051	9,983

Interest Expense
Interest on deposits	456	517
Interest on borrowed funds	-	176
Total interest expense	456	693

Net Interest Income	9,595	9,290
Provision For Loan Losses	(200)	(300)

Net Interest Income After
Provision For Loan Losses	9,795	9,590

Other Income
Income from wealth management services	1,128	1,097
Service charges and other fees	1,014	1,008
Debit Card income	680	674
Net gain on sales of securities	10	320
Net gain (loss) on other real estate owned	(34)	(56)
Origination fees on mortgage loans sold	59	130
Bank Owned Life Insurance income	341	355
Other	622	586
Total other income	3,820	4,114

Other Expenses
Salaries and employee benefits	5,434	5,618
Occupancy expense	748	701
Equipment expense	697	684
Marketing expense	284	259
Professional fees	589	652
EFT/ATM expense	248	309
Other real estate owned expense	32	64
FDIC deposit insurance assessment	107	169
Bonding and other insurance expense	122	122
Telephone expense	116	126
Other	685	779
Total other expenses	9,062	9,483

Profit Before Income Taxes	4,553	4,221
Income Tax Expense	1,373	1,224
Net Profit	$3,180	$2,997

Basic Earnings Per Common Share	$0.14	$0.13

Diluted Earnings Per Common Share	$0.14	$0.13

Dividends Declared Per Common Share	$0.75	$0.53

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	March 31, 2017	December 31, 2016

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$16,277	$18,183
Interest bearing	24,396	34,589
Total cash and cash equivalents	40,673	52,772

Interest Bearing Time Deposits in Other Banks	18,696	18,946
Securities - Held to Maturity	41,452	40,741
Securities - Available for Sale	480,209	488,067
Federal Home Loan Bank stock - at cost	4,148	4,148
Loans held for sale	525	611

Loans	662,924	652,337
Allowance for Loan Losses	(8,334)	(8,458)
Loans - Net	654,590	643,879

Accrued interest receivable and other assets	23,260	24,901
Other Real Estate Owned	1,360	1,634
Bank Owned Life Insurance	54,759	54,415
Premises and Equipment - Net	26,882	27,169
Total assets	$1,346,554	$1,357,283

Liabilities
Deposits:
Non-interest bearing	$284,946	$279,001
Interest-bearing	918,126	920,716
Total deposits	1,203,072	1,199,717

Accrued interest payable and other liabilities	13,929	16,452
Total liabilities	1,217,001	1,216,169

Shareholders' Equity
Common stock (no par value)	22,385	22,562
Retained Earnings	112,944	126,079
Unearned Compensation	(60)	(4)
Accumulated other comprehensive income (loss)	(5,716)	(7,523)
Total shareholders' equity	129,553	141,114
Total liabilities and shareholders' equity	$1,346,554	$1,357,283

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	Julian J. Broggio
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	julian.broggio@mbandt.com